EXHIBIT 5.1
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July 13, 1998

Merge Technologies Incorporated
1126 South 70th Street
Suite 5107B
Milwaukee, WI 53214

     Re:   Registration Statement on Form SB-2

Ladies and Gentlemen:

     We have examined the Registration Statement on Form SB-2 to be filed by you with the Securities and Exchange Commission on or about July 13, 1998 (the "Registration Statement") and the form of Prospectus included therein (the "Prospectus"), in connection with the registration under the Securities Act of 1933, as amended, of 108,942 shares of your common stock, $.01 par value, (the "Shares") to be sold by the Selling Stockholder. As your legal counsel, we have examined (a) the Registration Statement; (b) the Articles of Incorporation and By-laws of the Company; (c) resolutions of the Company's Board of Directors relating to the authorization of the issuance and registration of the Shares covered by the Registration Statement; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

     It is our opinion that the Shares are, and following sale by the Selling Stockholder pursuant to the Registration Statement will remain, legally and validly issued, fully paid and nonassessable, except with respect to debts owing to employees of the Company for services performed, but not exceeding six months' service in any one case, as provided in
Section 180.0622(2)(b) of the Wisconsin Business Corporation Law.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part hereof, and any amendments thereto.

                            Very truly yours,

                            /s/ Shefsky & Froelich Ltd.

                            SHEFSKY & FROELICH LTD.